Exhibit 5.1
December 8, 2009
GTX Corp
117 W. 9th Street, Suite 1214
Los Angeles, California 90015

Re:           Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to GTX Corp, a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on Form S-1 to be filed on the date hereof (the “Registration Statement”) of an aggregate of 12,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) offered for resale by the selling stockholder listed in the prospectus contained in the Registration Statement. All of the Shares are issuable to the selling stockholder as a result of a private placement of such securities pursuant to that certain investment agreement, dated as of November 16, 2009, by and among the Dutchess Equity Fund, L.P. (now known as Dutchess Opportunity Fund, II, L.P. , and herein referred to as “Dutchess”) and the Company (the “Investment Agreement”).

In our capacity as counsel, you have requested that we render the opinion set forth in this letter and we are furnishing this opinion letter pursuant to Item 601(b)(5) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“Commission”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Company’s Articles of Incorporation, as amended to date, (iii) the Company’s Amended and Restated By-Laws, as amended to date, (iv) certain resolutions of the Company’s board of directors, (v) the Investment Agreement, and (vi) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. In addition, we have assumed the due execution and delivery of the Shares, upon receipt of payment therefor, in the manner described in the Investment Agreement.

The law covered by this opinion letter is limited to the laws of the State of Nevada and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that Shares, when issued and paid for in accordance with the Investment Agreement, will be validly issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

As counsel to the Company, we have furnished this opinion letter to you in connection with the filing of the Registration Statement. Except as otherwise set forth herein, this opinion letter may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without the express written permission of this firm. Further, we undertake no duty to update or modify this opinion in the event of changes to applicable law subsequent to the furnishing of this opinion with the Commission.

Very truly yours,

/s/ TroyGould PC
TROYGOULD PC